EXHIBIT 10.2

FORM OF
ORANGE COUNTY BANCORP, INC.
2023 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
(NON-EMPLOYEE DIRECTORS)

Orange County Bancorp, Inc. (“Company”) has awarded you the number of Restricted Stock Units specified, and on the terms noted below, in consideration for your services (“RSU Award”). Your RSU Award is subject to all of the terms and conditions as set forth herein and in the Orange County Bancorp, Inc. 2023 Equity Incentive Plan (“Plan”). A copy of the Plan and related prospectus will be provided to you, along with this Agreement.  Capitalized terms used herein, but not defined, have the same meanings set forth in the Plan.

1.	Name of the Participant: _______________________________________________
2.	Date of Grant: ________________
3.	Number of RSUs Granted (subject to adjustment as set forth in this Agreement): ___________

4.
Vesting Schedule:   This RSU Award will vest 100% on the first anniversary of the Date of Grant (“Restriction Period”).  If the vesting date falls on a non-business day, this RSU Grant will vest on the next business day. In the event of your death, Disability that results in your cessation of service from the Board or a Change in Control prior to the first anniversary of the Date of Grant, followed by a termination of your service on the Board, the unvested portion of your RSU Award will vest as of the date of the applicable event.  If you voluntarily resign from the Board or are involuntarily removed from the Board for reason other than your death, Disability or a Change in Control, the unvested portion of your RSU Award will be forfeited.

5.
Issuance of Common Stock:  Unless there is a valid deferral election in place, the Company will issue you one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date. All valid deferral elections will be subject to the terms and conditions of the Company’s Stock-Based Deferral Plan. Shares of Common Stock and cash (if any) will be delivered to you as soon as practicable after the expiration or termination of the Restricted Period in accordance with the delivery instructions you provide to the Company.

If a valid deferral election is in place, the issuance of shares of Common Stock in respect to your RSU Award is intended to comply with the requirements of Section 409A (including any automatic issuance delay required if you are a Specified Employee) so that the delivery of the shares of Common Stock to you will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

6.	Terms and Conditions
(a)
Dividend Equivalents Rights. Dividend equivalents have been awarded for each RSU granted under this Agreement.  A dividend equivalent right entitles you  to a cash payment equal to the sum of any cash dividends paid to shareholders of the Company during the Restriction Period.  No interest will be paid on the dividend equivalents credited to you during the Restriction Period. Dividend equivalents will be subject to the same vesting restrictions noted above for RSUs.

(b)	Voting. Until the Restriction Period ends and shares of Common Stock are delivered you have no voting rights on any matter put to the shareholders of the Company.

(c)
Clawback.  In accordance with Section 11.18 of the Plan, if you are subject to the Company’s Recoupment Policy (“clawback policy”), this Award or any profits received upon vesting of this Award may be recouped by the Company as provided for in the clawback policy, as amended from time to time.

(d)	Beneficiary. You have the right to designate a beneficiary for benefits earned and distributed under the Plan by completing a beneficiary designation form provided by the Company.
(e)
Electronic Delivery.  In accordance with Section 11.13 of the Plan, the Company may, in its sole discretion, deliver any documents related to your participation in the Plan by electronic means. By accepting this RSU Award, you agree that the Company may deliver the Plan prospectus and other documents in an electronic format to the email address on file with the Company.  If you wish to receive a paper copy, please contact the Human Resources Department.

(f)	Adjustments. Your RSU Award may be adjusted in accordance with Section 9.4 of the Plan.
(g)	No Continuation of Service: Neither the Plan nor this Agreement will confer upon you any right to continue service on the Board.
(h)	Transferability. During the Restriction Period, you are not permitted to sell, transfer, pledge, assign or otherwise encumber the RSUs granted under this Agreement.

7.
Taxation:  All non-employee directors are self-employed and are not subject to mandatory tax-withholding upon the vesting of this RSU Award. The Company will report the value of vested RSUs (if they have not been deferred) on a Form 1099 in the year the RSU Award vests.

8.
Data Privacy:  To administer the Plan, the Company or its affiliates may process your personal data.  Such data includes, but is not limited to, information provided in this  Agreement and any changes thereto, other personal data, such as contact information and other information that is deemed appropriate by the Company or its affiliates to administer the Plan.   By accepting this RSU Award, you give explicit consent to the Company or its affiliates to process any such personal data.

9.
Amendment.   This Agreement may be amended  in writing by the Company,  so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted).  Without limiting the foregoing, the Company reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of your RSU Award as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions.

10.
Notices.  Any notice to be given to the Company under the terms of this Agreement or the Plan shall be addressed to the Human Resources Department at the Company’s headquarters. Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records.  By a notice given pursuant to this Section 10, either party may designate a different address for notices.  Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

11.
Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

12.
Execution of this Agreement. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

13.
Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein.

14.
Governing Law.  Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

15.	Successors and Assigns. This Agreement shall be binding upon the Company, its successors and assigns, and you and your beneficiaries, administrators and permitted transferees.
15.
Interpretation. You accept this RSU Award subject to all the terms and provisions and restrictions of this Agreement and the Plan. You hereby accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Agreement or the Plan.

IN WITNESS WHEREOF, the Company, acting by and through its authorized officer, has caused this Agreement to be executed on _____________________.

ORANGE COUNTY BANCORP, INC.

 By: ________________________________

Accepted by Participant:

__________________________
[NAME]

Date:__________________

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